Exhibit 99.1

October 30, 2020

Dear Shareholder:

I am pleased to inform you of our commitment of an additional 300,000 shares of common stock for issuance under our Dividend Reinvestment Plan. The prospectus for the plan has been updated and can be viewed at www.computershare.com/investor. As noted in the updated prospectus, the Plan is administered by our stock transfer agent, Computershare. The prospectus includes updated information about the Plan and our common stock, including updated historical price, book value and dividend information. The material terms of the plan, including the purchase price, have not changed.

If you are currently enrolled in the Plan, your participation will continue without interruption; no action is necessary. If you are currently enrolled but wish to terminate your participation, please refer to question 21 in the prospectus.

If you are not yet enrolled and would like to do so, please refer to question 9 in the prospectus.

The prospectus contains a description of the Plan in question and answer format. Please read the prospectus carefully, along with the documents and information we incorporate by reference, including information about the Company.  If you have any questions about the Plan that are not answered in the prospectus, please call Computershare (toll free) at 1-800-368-5948.

We appreciate your continued interest in our Company.

Sincerely,

Kathryn M. Austin
President and CEO

Note: Community Bancorp. has filed a registration statement (including a prospectus) with the SEC in connection with the shares of common stock offered under the Dividend Reinvestment Plan. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain a copy of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or you may request a paper copy of the prospectus by calling the Plan administrator (Computershare) toll free at 1-800-368-5948.